As filed with the Securities and Exchange Commission on August 8, 2019

Registration Statement File No. 033-54485
Registration Statement File No. 333-78301
Registration Statement File No. 333-78303
Registration Statement File No. 333-38108
Registration Statement File No. 333-65420
Registration Statement File No. 333-126520
Registration Statement File No. 333-152049
Registration Statement File No. 333-161367
Registration Statement File No. 333-181429
Registration Statement File No. 333-211822

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 033-54485)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-78301)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-78303)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-38108)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-65420)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-126520)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-152049)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-161367)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-181429)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-211822)

TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Anadarko Petroleum Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0146568
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1201 Lake Robbins Drive
The Woodlands, Texas 77380-1046
(Address, including zip code, of principal executive offices)

1993 Stock Incentive Plan
Anadarko Petroleum Corporation 1998 Director Stock Plan
Anadarko Petroleum Corporation Amended and Restated 1999 Stock Incentive Plan
1995 Stock Option And Retention Stock Plan of Union Pacific Resources Group Inc. (as Amended and Restated)
1995 Directors Stock Incentive Plan of Union Pacific Group Inc. and Subsidiaries (as Amended and Restated)
Union Pacific Resources Group Inc. Employees’ Thrift Plan (as Amended and Restated)
Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan
Anadarko Petroleum Corporation 2008 Director Compensation Plan
Anadarko Employee Savings Plan
Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan, as Amended and Restated
(Full title of the plan)

Nicole E. Clark, Esq.
5 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 215-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Faiza J. Saeed, Esq.
George F. Schoen, Esq.
Allison M. Wein, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Anadarko Petroleum Corporation, a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.10 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.	Registration Statement File No. 033-54485, filed with the SEC on July 8, 1994, registering 4,000,000 shares of Common Stock issuable under the 1993 Stock Inventive Plan;

ii.	Registration Statement File No. 333-78301, filed with the SEC on May 12, 1999, registering 800,000 shares of Common Stock issuable under the Anadarko Petroleum Corporation 1999 Director Stock Plan;

iii.	Registration Statement File No. 333-78303, filed with the SEC on May 12, 1999, registering 4,000,000 shares of Common Stock issuable under the Anadarko Petroleum Corporation 1999 Stock Incentive Plan;

iv.
Registration Statement File No. 333-38108, filed with the SEC on July 17, 2000, registering (i) 4,038,117 shares of Common Stock issuable under the 1995 Stock Option And Retention Stock Plan of Union Pacific Resources Group Inc. (as Amended and Restated), (ii) 362,438 shares of Common Stock issuable under the 1995 Directors Stock Incentive Plan of Union Pacific Group Inc. and Subsidiaries (as Amended and Restated) and (iii) 1,158,223 shares of Common Stock issuable under the Union Pacific Resources Group Inc. Employees’ Thrift Plan (as Amended and Restated);

v.
Registration Statement File No. 333-65420, filed with the SEC on July 19, 2001, registering 10,000,000 shares of Common Stock issuable under the Anadarko Petroleum Corporation 1999 Stock Incentive Plan;

vi.
Registration Statement File No. 333-126520, filed with the SEC on July 11, 2005, registering 7,987,230 shares of Common Stock issuable under the Anadarko Petroleum Corporation Amended and Restated 1999 Stock Incentive Plan;

vii.
Registration Statement File No. 333-152049, filed with the SEC on July 1, 2008, registering (i) 4,065,335 shares of Common Stock that were previously available for issuance under the Amended and Restated 1999 Stock Incentive Plan, but which have been deregistered and carried forward to and included in the shares available for issuance under the Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan, (ii) 28,934,665 shares of Common Stock issuable under the Anadarko Petroleum Corporation 2008 Omnibus Incentive Compensation Plan and (iii) 1,500,000 shares of Common Stock issuable under the Anadarko Petroleum Corporation 2008 Director Compensation Plan.

viii.	Registration Statement File No. 333-161367, filed with the SEC on August 14, 2009, registering 25,000,000 shares of Common Stock issuable under the Anadarko Employee Savings Plan;

ix.
Registration Statement File No. 333-181429, filed with the SEC on May 15, 2012, registering 30,000,000 shares of Common Stock issuable under the Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan; and

x.
Registration Statement File No. 333-211822, filed with the SEC on June 3, 2016, registering 25,500,000 shares of Common Stock issuable under the Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan, as Amended and Restated.

On August 8, 2019, pursuant to the Agreement and Plan of Merger, dated as of May 9, 2019, among Occidental Petroleum Corporation, a Delaware corporation (“Occidental”), Baseball Merger Sub 1, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Occidental (“Merger Subsidiary”), and the Registrant (the “Merger Agreement”), Merger Subsidiary merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity and as an indirect, wholly-owned subsidiary of Occidental.  These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 8, 2019.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
	Name:	Nicole E. Clark
	Title:	Vice President and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.